INFRASTRUCTURE AND ENERGY ALTERNATIVES ANNOUNCES FOURTH QUARTER AND FULL YEAR 2021 RESULTS

INDIANAPOLIS, March 7, 2022 – Infrastructure and Energy Alternatives, Inc. (NASDAQ: IEA) (“IEA” or the “Company”), a leading infrastructure company with renewable energy and specialty civil expertise, today announced results for the fourth quarter and full-year 2021.

FOURTH QUARTER 2021 RESULTS
(As compared to the Fourth Quarter 2020)

▪Total Revenues of $544.1 million, +38.8% y/y
▪Net Income of $31.7 million, versus a net loss of ($1.4) million
▪Adjusted EBITDA of $46.2 million, +59.1% y/y
▪Backlog of $2.9 billion increased 41% y/y

FULL-YEAR 2021 RESULTS
(As compared to the Full-Year 2020)

▪Total Revenues of $2,078.4 million, +18.6% y/y
▪Net Loss of $(83.7) million, versus Net Income of $0.7 million
◦Net Loss includes Loss on Extinguishment of Debt of $101.0 million
▪Adjusted EBITDA of $135.1 million, +5.6% y/y

Total revenue increased by 39% on a year-over-year basis in the fourth quarter 2021, supported by growth across both the Renewable and Specialty Civil segments. Within Renewables, fourth quarter solar and wind-related project revenue increased by 96% and 29%, respectively. Specialty Civil segment revenue increased 38% on a year-over-year basis in the fourth quarter, driven primarily by increased environmental remediation activity.

For the three months ended December 31, 2021, the Company reported Net Income of $31.7 million, versus a net loss of ($1.4) million, in the prior-year period. Fourth quarter results include a $12.9 million pre-tax benefit related to a fair value adjustment of an outstanding warrant liability.

Adjusted EBITDA increased 59% on a year-over-year basis to $46.2 million in the fourth quarter 2021, versus $29.1 million in the prior-year period. Fourth quarter adjusted EBITDA benefited from a combination of strong revenue growth and gross margin expansion within the Specialty Civil segment, partially offset by pandemic-related supply chain challenges that impacted Renewable segment gross margin realization. For a reconciliation of net income to Adjusted EBITDA, please see the appendix to this release.

As of December 31, 2021, total backlog increased to $2.9 billion, versus $2.7 billion at the end of the third quarter 2021, and $2.1 billion as of December 31, 2020. Next twelve-month backlog increased to $2.15 billion, an increase from $1.66 billion at the end of third quarter 2021.

MANAGEMENT COMMENTARY

“Project activity levels across both our renewables and specialty civil markets accelerated during the latter half of 2021, resulting in a solid fourth quarter performance and record sales in 2021,” stated JP Roehm, President and CEO of IEA. “Our strong fourth quarter results came despite a number of industry headwinds, highlighting the strength of our platform, our leading market position, and strong execution. Within our renewables segment, revenue increased on an organic basis by nearly 40% on a year-over-year basis, driven by demand within both onshore wind and utility-scale solar markets. Consistent with our ongoing focus on sustained margin expansion, fourth quarter gross profit margin increased to the highest level in two years, despite continued, global supply-chain related challenges.”

“During the fourth quarter, we repurchased more than 50% of our public warrants, building on the ongoing capital structure simplification initiative we began during the third quarter,” stated Peter J. Moerbeek, Chief Financial Officer of IEA. “During 2021, we redeemed both Series A and B Preferred Stock, refinanced our term loan, and initiated the warrant repurchase program. These actions, together with our improved liquidity profile and strong business momentum, provide us with a strong balance sheet and a platform equipped to support growth strategies.”

“2021 was an important year for IEA, one in which we further positioned our infrastructure solutions platform to capitalize on the multi-decade transition toward renewables and carbon neutrality,” continued Roehm. “Our unique service capabilities, skilled labor force, established base of well-capitalized, recurring customers and attractive end-market exposure strategically positions IEA for continued, profitable growth and other value creation opportunities.”

“Long-term demand fundamentals remain strong across each of our end-markets entering 2022 and we expect to take advantage of these opportunities,” continued Roehm. “Within our renewables segment, increased customer demand for clean energy, together with the increasingly competitive levelized cost of wind and solar when compared to carbon-based energy sources, remain key catalysts for growth. Within our specialty civil segment, we expect to be a beneficiary of the transformative, $1.2 trillion federal infrastructure bill, while our environmental services business is poised to benefit from the significant capital spending cycle for coal ash remediation, a market where IEA has significant scale and expertise.”

“At year-end 2021, our total backlog increased more than 40% on a year-over-year basis to a record level of approximately $2.9 billion, including 12-month backlog of $2.15 billion,” concluded Roehm. “While an uncertain tax policy outlook, global supply chain disruptions and labor availability remain potential headwinds for the industry, our strategic market position, customer mix, and attractive end-market focus has contributed to record 12-month backlog, positioning IEA to achieve record profitability in 2022.”

BUSINESS UPDATE

In the fourth quarter IEA continued to position the Company for sustained, profitable growth and long-term value creation. Entering 2022, IEA remains focused on these important initiatives, which are critical to driving shareholder value. The strategic initiatives and highlights of our progress during 2021 are as follows:

•Develop strong leadership positions with scale in markets where IEA is competitively advantaged. IEA intends to leverage its technical expertise, geographic reach, and customer relationships across its wind, solar, heavy civil, rail and environmental services platforms to further develop scale and market leading positions in key end markets. The Company remains focused on supporting organic and inorganic investments to maintain a diversified backlog of attractive infrastructure projects to support sustained, profitable growth through the economic cycle. For the full-year 2021, IEA generated total organic revenue growth of 19%, while the renewables segment revenue increased 28% on an organic basis, versus the prior-year period.

•Capitalize on favorable long-term fundamentals within renewables and environmental markets. In 2021, approximately 70% of IEA’s revenue was derived from wind and solar-related EPC services, end markets which are well positioned to benefit from the tremendous investments needed to achieve the energy transition goals in the United States. Over the next five years, IEA expects domestic installations to generate over 100 GW of new utility-scale solar capacity, an increase of more than 80% versus the prior, five-year period. Similarly, onshore wind installations are expected to add 110 GW of new capacity expected by 2030. Within the Company’s environmental services markets, demand conditions are robust, with recent EPA actions providing further momentum towards remediation of the approximately 500 unlined coal ash surface impoundments nationwide.

•Maintain bidding discipline, drive economics of scale, and execute on operational efficiencies to support margin expansion. IEA intends to deliver improved margins through a focus on higher-value, margin-enhancing opportunities, while leveraging its size and scale to deliver exceptional value for customers. The Company entered the solar business in 2019 and expects margins to continue improving as the business grows, processes improve, and the Company realizes the benefits of economies of scale.

•Further simplify capital structure, while maintaining a strong balance sheet and liquidity profile to support growth. In November 2021, IEA’s Board of Directors authorized a program to repurchase up to $25 million of outstanding warrants (NASDAQ: IEAWW) to further streamline the Company’s capital structure. Through March 4, 2022, IEA has repurchased 10.9 million warrants, or approximately 64% of the outstanding warrants, at a total cost of $14.6 million. As of December 31, 2021, IEA had nearly $243 million in available cash and availability on its credit facility to support growth of the business.

•Pursue disciplined capital allocation strategy. IEA will prioritize capital allocation to optimize its return on invested capital. The Company will continue to invest in organic growth initiatives to improve scale, expand its services capabilities, and further develop industry leading technical expertise. IEA also intends to pursue complementary, bolt-on acquisition opportunities that further strengthen the Company’s position in existing high-growth, high-margin end markets, accelerate the expansion of its service capabilities to adjacent markets, and strengthens its skilled labor force.

SEGMENT PERFORMANCE

Revenue and Gross Profit by segment was as follows:

	For the quarters ended December 31,
(in thousands)	2021		2020
Segment	Revenue	% of Total Revenue	Revenue	% of Total Revenue
Renewables	$338,737	62.3%	$242,783	61.9%
Specialty Civil	205,364	37.7%	149,123	38.1%
Total revenue	$544,101	100.0%	$391,906	100.0%

	For the quarters ended December 31,
(in thousands)	2021		2020
Segment	Gross Profit	Gross Profit Margin	Gross Profit	Gross Profit Margin
Renewables	$34,781	10.3%	$26,736	11.0%
Specialty Civil	29,133	14.2%	15,785	10.6%
Total gross profit	$63,914	11.7%	$42,521	10.8%

Renewables Segment revenue totaled $338.7 million during the fourth quarter 2021, an increase of 39.5% compared to the prior year. Renewables Segment gross profit was $34.8 million, or 10.3% of segment revenue, for the fourth quarter of 2021, compared to $26.7 million, or 11.0% of segment revenue, for the same period in 2020. The decrease in gross profit margin percentage for the Renewables Segment was primarily due to supply chain disruptions in the Company’s solar business that adversely impacted work sequencing across several large projects.

Specialty Civil Segment revenue totaled $205.4 million, an increase of 37.7%, or $56.2 million year-over-year, primarily due to growth in environmental and heavy civil. The environmental remediation business is benefitting from the ramp-up of a large customer, as well as a contract expansion of an existing customer. Specialty Civil Segment gross profit was $29.1 million, or 14.2% of segment revenue, for the fourth quarter of 2021, as compared to $15.8 million, or 10.6% of segment revenue, for the same period in 2020. The increase in gross profit percentage was primarily due to a shift in project mix, led by growth in the environmental remediation market and favorable year-end project completions.

FINANCIAL RESOURCES AND LIQUIDITY

As of December 31, 2021, the Company had $124.0 million of cash and cash equivalents and total debt of $358.0 million, consisting of the $300.0 million senior unsecured notes, $3.6 million of commercial equipment notes, and $54.4 million of obligations, exclusive of associated interest, recognized under various finance leases for equipment. At the end of the quarter, the Company had $118.9 million of availability under its credit facility, net of letters of credit. Combined with cash, total liquidity was $242.9 million.

On November 4, 2021, the Company’s Board of Directors authorized a program to repurchase up to $25 million of the publicly traded outstanding warrants (NASDAQ: IEAWW) to further streamline the Company’s capital structure. The program began on November 11, 2021, and it will end no later than the expiration of the warrants on March 26, 2023. As of December 31, 2021, IEA has repurchased 9.27 million warrants at an average price of $1.27, which represents 54.8% of the outstanding warrants.

BACKLOG

IEA defines “backlog” as the amount of revenue the Company expects to realize from the uncompleted portions of existing construction contracts, including new contracts under which work has not begun and awarded contracts for which the definitive project documentation is being prepared.

The following table summarizes the Company’s backlog by segment for the periods below:

(in millions)
Segments	December 31, 2021	December 31, 2020
Renewables	$2,034.8	$1,513.4
Specialty Civil	881.3	556.1
Total	$2,916.1	$2,069.5

Total backlog at the end of 2021 was $2.9 billion, an increase of $846.6 million, or 40.9% compared to the end of 2020. Renewables Segment backlog at December 31, 2021 was $2.0 billion, an increase of 34.5% compared to the prior year, as a result of strong growth in our solar market combined with steady performance in wind.

IEA signed nearly $2.0 billion in wind and solar awards in 2021, and the pipeline of new opportunities remains robust. Specialty Civil backlog at year-end 2021 was $881.3 million, up 58.5% compared last year due in large part to favorable market trends in environmental remediation.

The Company expects to realize approximately $2.15 billion of its estimated backlog during the next twelve months (calendar 2022), an increase $523 million from the end of 2020.

FINANCIAL GUIDANCE

The long-term outlook for IEA’s business and our markets remains strong. IEA sees 2022 as another record year for its’ business; however, the challenges from 2021, including the impact of COVID-19 and supply chain disruptions, will continue into 2022. IEA’s guidance for 2022 reflects management’s effort to recognize these uncertainties. All guidance is current as of March 7, 2022 and is subject to change.

•Total revenue of between $2.1 billion and $2.2 billion;
•Total adjusted EBITDA of between $140 million and $150 million

For a reconciliation of Adjusted EBITDA, please see the table at the end of this release.

FOURTH QUARTER AND FULL-YEAR 2021 CONFERENCE CALL

IEA will issue financial results for the fourth quarter and full-year 2021 after the market close on Monday, March 7, 2022. Management will conduct a conference call on Tuesday, March 8 at 11:00 am Eastern Time to discuss the quarterly and full-year results.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of the Company’s corporate website at https://ir.iea.net. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register and download and install any necessary audio software.

To participate in the live teleconference:

Domestic Live:	1-877-407-0784
International Live:	1-201-689-8560

To listen to a replay of the teleconference, which will be available through April 8, 2022:

Domestic Replay:	1-844-512-2921
International Replay:	1-412-317-6671
Conference ID:	13726269

ABOUT IEA

Infrastructure and Energy Alternatives, Inc. is a leading infrastructure construction company with renewable energy and specialty civil expertise. Headquartered in Indianapolis, Indiana, with operations throughout the country, IEA’s service offering spans the entire construction process. The Company offers a full spectrum of delivery models including full engineering, procurement, and construction, turnkey, design-build, balance of plant, and subcontracting services. IEA is one of the larger providers in the renewable energy industry and has completed more than 255 utility scale wind and solar projects across North America. In the heavy-civil space, IEA offers a number of specialty services including environmental remediation, industrial maintenance, specialty transportation infrastructure and other site development for public and private projects. For more information, please visit IEA’s website at www.iea.net or follow IEA on Facebook, LinkedIn and Twitter for the latest company news and events.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipate,” “expect,” “could,” “may,” “intend,” “plan” and “believe,” among others, generally identify forward-looking statements. These forward-looking statements are based on currently available operating, financial, economic and other information, and are subject to a number of risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. A variety of factors, many of which are beyond our control, could cause actual future results or events to differ materially from those projected in the forward-looking statements in this release. For a full description of the risks and uncertainties which could cause actual results to differ from our forward-looking statements, please refer to IEA’s periodic filings with the Securities & Exchange Commission including those described as “Risk Factors” in IEA’s annual report on Form 10-K filed on March 7, 2022 and in any quarterly reports on Form 10-Q filed thereafter. IEA does not undertake any obligation to update forward-looking statements whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

INVESTOR CONTACT

Peter J. Moerbeek
Chief Financial Officer

Aaron Reddington, CFA
Vice President of Investor Relations
investors@iea.net

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.
Consolidated Statements of Operations
($ in thousands, except per share data)
(Unaudited)

	Three Months Ended		For the Years Ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenue	$544,101	$391,906	$2,078,420	$1,752,905
Cost of revenue	480,187	349,385	1,872,312	1,564,213
Gross profit	63,914	42,521	206,108	188,692

Selling, general and administrative expenses	31,626	26,052	123,905	113,266
Income from operations	32,288	16,469	82,203	75,426

Other income (expense), net:
Interest expense, net	(6,441)	(14,449)	(44,698)	(61,689)
Loss on extinguishment of debt	—	—	(101,006)	—
Warrant liability fair value adjustment	12,881	(1,000)	(4,335)	(828)
Other income (expense)	103	143	(4,695)	399
Income (loss) before (provision) benefit for income taxes	38,831	1,163	(72,531)	13,308

(Provision) benefit for income taxes	(7,176)	(2,555)	(11,198)	(12,580)

Net (loss) income	31,655	(1,392)	(83,729)	728
Less: Convertible Preferred Stock dividends		(637)	(1,587)	(2,628)
Net income (loss) available for common stockholders	$31,655	$(2,029)	$(85,316)	$(1,900)

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.
Consolidated Balance Sheets
($ in thousands, except per share data)
(Unaudited)

	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$124,027	$164,041
Accounts receivable, net	280,700	163,793
Contract assets	214,298	145,183
Prepaid expenses and other current assets	42,774	19,352
Total current assets	661,799	492,369

Property, plant and equipment, net	138,605	130,746
Operating lease asset	37,292	36,461
Intangible assets, net	18,969	25,434
Goodwill	37,373	37,373
Company-owned life insurance	4,944	4,250
Deferred income taxes	—	2,069
Other assets	771	438
Total assets	$899,753	$729,140

Liabilities, Preferred Stock and Stockholders' Deficit
Current liabilities:
Accounts payable	$164,925	$104,960
Accrued liabilities	163,364	129,594
Contract liabilities	126,128	118,235
Current portion of finance lease obligations	24,345	25,423
Current portion of operating lease obligations	10,254	8,835
Current portion of long-term debt	1,960	2,506
Total current liabilities	490,976	389,553

Finance lease obligations, less current portion	30,096	32,146
Operating lease obligations, less current portion	28,540	29,154
Long-term debt, less current portion	290,730	159,225
Debt - Series B Preferred Stock	—	173,868
Warrant obligations	5,967	9,200
Deferred compensation	7,988	8,672
Deferred income taxes	8,199	—
Total liabilities	862,496	801,818

Commitments and contingencies:

Series A Preferred stock, par value, $0.0001 per share; 1,000,000 shares authorized; 17,483 shares issued and outstanding at December 31, 2020	—	17,483

Stockholders' equity (deficit):
Common stock, par value, $0.0001 per share; 150,000,000 and 150,000,000 shares authorized; 48,027,359 and 21,008,745 shares issued and 48,027,359 and 21,008,745 outstanding at December 31, 2021 and December 31, 2020, respectively	4	2
Additional paid-in capital	246,450	35,305
Accumulated deficit	(209,197)	(125,468)
Total stockholders' equity (deficit)	37,257	(90,161)
Total liabilities and stockholders' equity (deficit)	$899,753	$729,140

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.
Condensed Consolidated Statements of Cash Flows
($ in thousands)
(Unaudited)

	Year Ended December 31,
	2021	2020	2019
Cash flows from operating activities:
Net income (loss)	$(83,729)	$728	$6,231
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	47,079	47,682	48,220
Contingent consideration fair value adjustment	—	—	(23,082)
Warrant liability fair value adjustment	4,335	828	2,262
Amortization of debt discounts and issuance costs	7,821	12,871	5,435
Loss on extinguishment of debt	101,006	—	—
Share-based compensation expense	5,361	4,409	4,016
Deferred compensation	(685)	668	1,847
Allowance for credit losses	—	(75)	33
Accrued dividends on Series B Preferred Stock	—	7,959	10,389
Deferred income taxes	10,268	11,136	(1,563)
Other, net	1,459	1,564	1,623
Changes in operating assets and liabilities:
Accounts receivable	(116,907)	39,927	(42,312)
Contract assets	(69,115)	34,120	(67,222)
Prepaid expenses and other assets	(23,757)	(2,501)	(4,222)
Accounts payable and accrued liabilities	98,121	(104,172)	84,689
Contract liabilities	7,893	2,601	53,468
Net cash (used in) provided by operating activities	(10,850)	57,745	79,812
Cash flows from investing activities:
Company-owned life insurance	(694)	502	(898)
Purchases of property, plant and equipment	(30,182)	(9,684)	(6,764)
Proceeds from sale of property, plant and equipment	7,328	6,069	8,272
Net cash (used in) provided by investing activities	(23,548)	(3,113)	610
Cash flows from financing activities:
Proceeds from long-term debt	300,000	72,000	50,400
Payments on long-term debt	(2,546)	(83,921)	(217,034)
Extinguishment of debt	(173,345)	—	—
Extinguishment of Series B Preferred Stock	(264,937)	—	—
Debt financing fees	(11,430)	(896)	(22,246)
Payments on finance lease obligations	(29,708)	(26,184)	(22,850)
Sale-leaseback transaction	—	—	24,343
Proceeds from issuance of Common Stock	193,430	—	—
Proceeds from issuance of Series B Preferred Stock	—	350	180,000
Proceeds from issuance of employee stock awards	—	801	159
Shares for tax withholding on release of restricted stock units	(5,341)	—	—
Proceeds from exercise of warrants	201	—	—
Repurchases of public warrants	(11,940)	—	—
Merger recapitalization transaction	—	—	2,754
Net cash used in financing activities	(5,616)	(37,850)	(4,474)
Net change in cash and cash equivalents	(40,014)	16,782	75,948
Cash and cash equivalents, beginning of the period	164,041	147,259	71,311
Cash and cash equivalents, end of the period	$124,027	$164,041	$147,259

Non-U.S. GAAP Financial Measures

We define EBITDA as net income (loss), determined in accordance with GAAP, for the period presented, before depreciation and amortization, interest expense and provision (benefit) for income taxes. We define Adjusted EBITDA as EBITDA plus restructuring expenses, acquisition or disposition related expenses, non-cash stock compensation expense, and certain other non-cash charges, unusual, non-operating or non-recurring items and other items that we believe are not representative of our core business or future operating performance.

Adjusted EBITDA is a supplemental non-GAAP financial measure and, when considered along with other performance measures, is a useful measure as it reflects certain drivers of the business, such as revenue growth and operating costs. We believe Adjusted EBITDA can be useful in providing an understanding of the underlying operating results and trends and an enhanced overall understanding of our financial performance and prospects for the future. While Adjusted EBITDA is not a recognized measure under GAAP, management uses this financial measure to evaluate and forecast business performance. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not consider certain requirements, such as capital expenditures and depreciation, principal and interest payments, and tax payments. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

The following table outlines the reconciliation from net income (loss) to Adjusted EBITDA for the periods indicated:

	Three Months Ended		For the Years Ended
(in thousands)	December 31,		December 31,
	2021	2020	2021	2020
Net income (loss)	$31,655	$(1,392)	(83,729)	$728
Interest expense, net	6,441	14,449	44,698	61,689
Provision (benefit) for income taxes	7,176	2,555	11,198	12,580
Depreciation and amortization	12,672	11,116	47,079	47,682
EBITDA	57,944	26,728	19,246	122,679

Non-cash stock compensation expense	1,182	1,342	5,361	4,409
Warrant liability fair value adjustment (1)	(12,881)	999	4,335	828
Transaction fees (2)	1	—	5,130	—
Loss on extinguishment of debt (3)	—	—	101,006	—
Adjusted EBITDA	$46,246	$29,069	$135,078	$127,916

(1) Reflects an adjustment to the fair value of the Company’s Series B Preferred Stock - anti-dilution warrants and private merger warrant liability. The liabilities are fair value adjustments using different valuation methods.

(2) Reflects the transaction fees associated with the debt transaction and new equity offering.

(3) Reflects the loss incurred as a result of the extinguishment of the term loan and Series B Preferred Stock.

The following table outlines the reconciliation from 2022 projected net income to 2022 projected Adjusted EBITDA using estimated amounts:

	Guidance
	For the year ended December 31, 2022
(in thousands)	Low Estimate	High Estimate

Net income (loss)	$45,000	$51,000

Interest expense, net	25,000	26,000
Depreciation and amortization	47,000	48,000
Expense for income taxes	18,000	19,000
EBITDA	135,000	144,000

Non-cash stock compensation expense	5,000	6,000
Adjusted EBITDA	$140,000	$150,000